Armanino LLP 50 West San Fernando Street Suite 500 San Jose, CA 95113-2438 408 200 6400 main 408 200 6401 fax armanino.com August 3, 2023 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549 Commissioners: We have read Item 4.01 of the Current Report on Form 8-K of Point Biopharma Global, Inc. dated August 3, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein. Very truly yours, Armanino LLP